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                                                                    EXHIBIT 5.0


                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                           222 SW Columbia, Suite 1800
                             Portland, Oregon  97201
                              Phone (503) 226-1191
                               Fax (503) 226-0079



                                October 8, 1996




Board of Directors
Integrated Measurement Systems, Inc.
9525 SW Gemini Drive
Beaverton, Oregon  97008

Gentlemen:

     In connection with the registration of 1,250,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of Integrated Measurement Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 8, 1996, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1995 Stock Incentive Plan (the "1995 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1995 Plan, when such shares have been delivered against payment therefor as contemplated by the 1995 Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                              Very truly yours,

                              /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                              Ater Wynne Hewitt Dodson & Skerritt, LLP